Exhibit 99.1

BOSTON COMMUNICATIONS GROUP REPORTS EARNINGS FOR THE SECOND QUARTER OF 2003

Woburn, MA—July 16, 2003—Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the second quarter ended June 30, 2003 totaled $4.1 million, or $0.22 per share, which includes $725,000, or $0.02 per share after taxes, in legal charges to defend the Freedom Wireless suit. These earnings were up 183% over net income of $1.4 million, or $0.08 per share, for the second quarter of 2002. Total revenues for the second quarter increased 52% to $26.4 million from $17.4 million in the second quarter of 2002 and increased 15% from $23.1 million in the first quarter of 2003.

For the six months ended June 30, 2003, bcgi reported GAAP net income of $7.4 million, or $0.40 per share, which includes $1.6 million, or $0.05 per share after taxes, in legal charges primarily to defend the Freedom Wireless suit. This represents a significant increase over the break-even results for the six months ended June 30, 2002. The increase in GAAP earnings for the six month period was principally the result of a 71%, or $18.7 million increase in Billing and Transaction Processing revenues.

Billing and Transaction Processing Services

Billing and Transaction Processing Services, which include the Company’s Prepaid Wireless Services, Voyager Billing and Customer Care, and Payment Services, generated revenues of $24.1 million in the second quarter of 2003. This represents a 68% increase over the second quarter of 2002 and a 14% increase over the first quarter of 2003. Gross margins on Billing and Transaction Processing Services Revenues were 75% compared to 71% in the second quarter of 2002. The gross margin for the second quarter of this year was slightly below the first quarter 2003 gross margin of 76% principally due to resources added to support the Company’s growth and both additional and one-time costs incurred to start-up the Company’s new building in Bedford, Massachusetts. The higher than expected revenues were principally due to higher than expected billed minutes of use, which on average were 113 minutes per month per subscriber. In addition, net prepaid subscriber additions were 230,000 for the quarter, bringing total prepaid subscribers on the platform to 3.58 million, a 64% increase over June 30, 2002.

“Our performance for the quarter reflects the continued momentum and strength of our carriers’ prepaid offerings, leading to strong subscriber growth and billed minutes of use. Our carrier customers continue to show their commitment to the marketing and promotion of profitable, branded prepaid solutions in segments that have previously been under-served. We are also pleased with our ability to sign up new customers across our widening breadth of wireless service offerings, particularly in our Payment Services business,” commented E. Y. Snowden, President and CEO.

Freedom Wireless Update

During the quarter ended June 30, 2003, the Company incurred $725,000 in legal costs, or approximately $0.02 per share after taxes, primarily for the continued defense of the Freedom Wireless patent infringement suit. These costs are below previous guidance. Going forward, costs are not expected to exceed our previous quarterly guidance of $0.03 per share after tax, until the matter is resolved. There has been no change to the Company’s position on the case and bcgi remains confident that it does not infringe the Freedom Wireless patents and that the patents are invalid and unenforceable in light of prior art and for other reasons.

Verizon Wireless Contract Renewal Update

As the Company has stated in its public disclosures, its contract with Verizon Wireless is scheduled, according to its terms, to be renegotiated in 2003. The Company is currently in contract discussions with Verizon Wireless. The terms and conditions, including the length of the contract and pricing have not yet been determined. Verizon Wireless has also requested that bcgi provide support services to assist Verizon Wireless in testing its own internal prepaid platform in 2004 which could potentially displace prepay services currently being provided by bcgi. None of the Company’s contracts are exclusive and its carrier customers have and continue to use and/or test competing products in certain markets. The Company believes bcgi’s real-time transaction processing and support solutions best meet the technology, functionality and profitability goals of its carriers today, and in the future.

Outlook

The Company is raising its 2003 GAAP earnings guidance to $0.87 to $0.88 per share from $0.78 to $0.80 per share, which includes an estimate of $0.11 per share in legal costs primarily to defend the Freedom Wireless lawsuit. The Company anticipates GAAP earnings of $0.23 to $0.24 per share for the third quarter of 2003 and $0.24 to $0.25 per share for the fourth quarter of 2003, both of which include $0.03 per share in estimated legal costs.

Mr. Snowden concluded, “The quality of our services, robust features and cutting-edge technology have enabled the leading wireless carriers to gain momentum and market share in one of the highest growth segments in wireless. In addition, new products that we have launched and those that are in development enable wireless carriers to not only expand their competitive offerings, but increase average revenue per user (ARPU) on existing programs. We continue to be focused on our long-term strategy and the prudent investments we continue to make in new features, products and businesses are expected to enable us to continue to retain and expand existing and new customer relationships. Our Billing and Transaction Processing Services business remains well positioned to capitalize on our carrier’s continued emphasis on prepaid as an integral part of their wireless growth strategy.”

The Company will be holding a conference call and Webcast at 5:00PM on Wednesday, July 16, 2003 to discuss results for the period ended June 30, 2003 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for 7 days following the call via telephone at 1-800-642-1687 (conf id 1556222) and for one year on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI), an S&P Small Cap 600 Index company and Russell 2000 Index company, is a leader in transaction processing solutions for real-time wireless subscriber management, payment services, billing and customer care. Through these solutions, bcgi delivers prepaid and postpaid billing, wireless account recharge and mobile commerce. Founded in 1988, bcgi provides solutions to carriers through a combination of its industry-leading, proprietary software applications, world-class infrastructure and data centers, expertise in telecommunications platform integration, and flexible implementation models. bcgi provides one or more of its solutions to more than 100 wireless operators worldwide, including five of the top six U.S. carriers. Please visit the bcgi Web site at http://www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties including statements regarding earnings per share estimates and estimates of future legal expenses. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless and Cingular Wireless who represented 52% and 25%, respectively, of the Company’s consolidated revenues for the six months ended June 30, 2003, or greater than expected pricing reductions from major carrier customers, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the quarter ended March 31, 2003 and annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Company Contact:

Dan Brosnan

Investor Relations – bcgi

(781) 904-5410

email: investor_relations@bcgi.net

FRB\Weber Shandwick NY:

Alison Ziegler, General Inquiries (212) 445-8432

Peter Seltzberg, Investor Inquiries (212) 445-8457

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
	(Unaudited)		(Unaudited)
Revenues:
Billing and transaction processing services	$24,097	$14,321	$45,171	$26,460
Roaming services	914	1,691	1,851	3,274
System sales	1,427	1,360	2,483	2,680

	26,438	17,372	49,505	32,414
Expenses:
Cost of billing and transaction processing revenues	6,014	4,092	11,004	7,961
Cost of roaming services revenues	856	1,589	1,770	3,041
Cost of system revenues	871	588	1,438	1,291

Total cost of revenues	7,741	6,269	14,212	12,293

Gross margin	18,697	11,103	35,293	20,121
Engineering, research and development	3,362	2,104	6,231	4,077
Sales and marketing	1,516	977	3,083	2,106
General and administrative	1,985	1,523	3,870	2,941
General and administrative—legal expense (1)	725	—	1,640	3,297
Depreciation and amortization	4,813	4,493	9,205	8,621

Total operating expenses	12,401	9,097	24,029	21,042
Operating income (loss)	6,296	2,006	11,264	(921)
Interest income	302	401	638	812

Income (loss) before income taxes	6,598	2,407	11,902	(109)
Provision (benefit) for income taxes	2,511	962	4,527	(44)

Net income (loss)	$4,087	$1,445	$7,375	$(65)

Basic Net Income (Loss) Per Share:
Net income (loss)	$0.23	$0.08	$0.42	$0.00

Weighted average common shares outstanding	18,009	17,064	17,744	17,111

Diluted Net Income (Loss) Per Share:
Net income (loss)	$0.22	$0.08	$0.40	$0.00

Weighted average common shares outstanding	18,878	17,495	18,609	17,111

Notes to Condensed Consolidated Statements of Operations:

(1)	General and administrative—legal expenses consists of $725,000 for the three months ended June 30, 2003 and $1.6 million and $3.3 million for the six months ended June 30, 2003 and 2002, respectively, primarily for legal fees to defend the patent infringement suit brought by Freedom Wireless.

SEGMENT INFORMATION

($ in thousands and unaudited)

Quarter ended June 30,	Billing and Transaction Processing Services	Roaming Services	Systems	Total
2003
Revenues	$24,097	$914	$1,427	$26,438

Gross margin	18,083	58	556	18,697

Gross margin percentage	75%	6%	39%	71%

2002
Revenues	$14,321	$1,691	$1,360	$17,372

Gross margin	10,229	102	772	11,103

Gross margin percentage	71%	6%	57%	64%

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands and unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and short-term investments	$56,272	$55,075
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $1,030 in 2003 and $966 in 2002	17,693	15,739
Prepaid expenses and other assets	3,756	2,328
Deferred income taxes	1,168	1,603

Total current assets	78,889	74,745
Property and equipment, net	59,293	44,896
Goodwill and other assets	6,552	5,114

Total assets	$144,734	$124,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,885	$19,564

Total current liabilities	25,885	19,564
Deferred income taxes	4,156	3,452
Shareholders’ equity:
Common stock and additional paid-in capital	106,232	100,653
Retained earnings	8,461	1,086

Total shareholders’ equity	114,693	101,739

Total liabilities and shareholders’ equity	$144,734	$124,755

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